--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 22, 1998

                               ZAMBA CORPORATION
                             (F/K/A RACOTEK, INC.)
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

              0-22718                                    41-1636021
       (Commission File No.)                  (IRS Employer Identification No.)

                           7301 OHMS LANE, SUITE 200
                          MINNEAPOLIS, MINNESOTA 55439
             (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (612) 832-9800

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

    THE CURRENT REPORT ON FORM 8-K CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, RELATED TO ZAMBA CORPORATION (F/K/A RACOTEK, INC.), A DELAWARE CORPORATION ("ZAMBA"), AND ZAMBA'S ACQUISITION OF QUICKSILVER GROUP, INC., A CALIFORNIA CORPORATION ("QUICKSILVER"), THAT MAY INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. THESE UNCERTAINTIES INCLUDE RISKS RELATING TO THE INTEGRATION OF ZAMBA AND QUICKSILVER. ACTUAL RESULTS AND DEVELOPMENTS THEREFORE MAY DIFFER MATERIALLY FROM THOSE DESCRIBED OR INCORPORATED BY REFERENCE IN THIS REPORT. FOR MORE INFORMATION ABOUT ZAMBA AND RISKS ARISING WHEN INVESTING IN ZAMBA, YOU ARE DIRECTED TO ZAMBA'S MOST RECENT REPORTS ON FORM 10-K AND FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION").

    On July 6, 1998, an Agreement and Plan of Merger and Reorganization (the "Original Agreement"), among Zamba, Quicksilver Acquisition Corp., a California corporation ("Merger Sub") and QuickSilver was entered into and, on September 2, 1998, an addendum (the "Addendum") was added to the original agreement (together, the Original Agreement and Addendum constitute the "Agreement"). Pursuant to the Agreement, QuickSilver merged with and into Merger Sub, the separate existence of QuickSilver ceased and Merger Sub continued as the surviving corporation. The terms of the Agreement, including the consideration paid, were determined through arms' length negotiations between Zamba and QuickSilver. Zamba is a customer care consulting company. QuickSilver is a provider of software integration services.

    The merger of QuickSilver with and into Merger Sub (the "Merger") became effective on September 22, 1998, at the time of the filing of a Certificate of Merger with the California Secretary of State (the "Effective Time"). At the Effective Time: (a) QuickSilver ceased to exist; (b) Merger Sub, the surviving corporation in the Merger, continued to be a wholly-owned subsidiary of Zamba;
(c) Zamba paid $500,470 in cash from general corporate funds and $2,161,675 in promissory notes and issued 2,337,992 shares of Common Stock in an exchange, under Regulation D of the Securities Act, for all outstanding shares of QuickSilver capital stock; and (d) the stock options and warrants of QuickSilver outstanding at the Effective Time were converted into options and warrants of Zamba. The Merger is intended to be a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and will be accounted for as a purchase. The foregoing discussion regarding the Agreement and the Merger is qualified in its entirety by reference to the Original Agreement and the Addendum, copies of which are attached hereto as Exhibits 2 and 3, respectively, and which are hereby incorporated by reference.

    The Merger will result in the integration of two companies that have previously operated independently. As soon as practicable following the Merger, Zamba intends to integrate certain aspects of the operations of QuickSilver. However, there can be no assurance that Zamba will successfully integrate the operations of QuickSilver with those of Zamba or that all of the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have an adverse effect on Zamba's business, operating or financial condition. Furthermore, there can be no assurance that the operations, management and personnel of the two companies will be compatible or that Zamba will not experience the loss of key personnel and clients. There can be no assurance that combining the business of Zamba and QuickSilver, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to what would have been achieved by Zamba or QuickSilver independently. In addition, certain costs are generally associated with transactions such as the Merger. While these costs have not been currently identified, any such costs will adversely affect operating results of Zamba in the period in which they are incurred. Finally, the parties intend that the transaction will be eligible for tax-free treatment, but failure to obtain such status could increase the costs of the transaction.

ITEM 5. OTHER EVENTS.

    As previously reported, the Company transferred certain wireless mobile computing technology and assets to NextNet, Inc. ("NextNet"), a corporation formed to develop this technology, which received $8 million in financing from third-party investors as part of its initial capitalization. The Company obtained 2,400,000 shares of Common Stock of NextNet in exchange for the transfer of its wireless mobile computing technology, representing approximately 44% of the outstanding shares of NextNet. The press release issued by Racotek, Inc. dated September 23, 1998 is incorporated by reference herein. The foregoing discussion regarding NextNet is qualified in its entirety by reference to Exhibits 5 through 9, which are hereby incorporated by reference.

    Pursuant to a Certificate of Ownership and Merger, which provides for the merger of Zamba Corporation, a Delaware corporation and wholly owned subsidiary of Racotek, Inc., filed with the Delaware Department of Corporations and declared effective on October 5, 1998, the corporate name of Racotek, Inc. has been changed to "Zamba Corporation." All agreements, actions, filings and reports made after October 5, 1998 shall bear the name "Zamba Corporation." The symbol for the Company's common stock as reported on the Nasdaq National Market shall be "ZMBA."

ITEM 7.

    Financial Statements, Pro Forma Financial Information and Exhibits.

    (a) Financial Statements

QUICKSILVER GROUP, INC.
FINANCIAL STATEMENTS
AS OF DECEMBER 27, 1996 AND DECEMBER 26, 1997 AND FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED
DECEMBER 26, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
QuickSilver Group, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows, present fairly, in all material respects, the financial position of QuickSilver Group, Inc. at December 27, 1996 and December 26, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 13, subsequent to December 26, 1997, the Company entered into a definitive merger agreement with Racotek, Inc.

                                          /s/ PricewaterhouseCoopers LLP

August 14, 1998, except
for the sixth paragraph of Note 13, as to which the date is September 22, 1998
San Jose, California

                            QUICKSILVER GROUP, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                       DECEMBER 27,   DECEMBER 26,
                                                                                           1996           1997
                                                                                       -------------  -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents..........................................................    $     179      $     200
  Accounts receivable, net of allowance for bad debt of $12 in 1997..................          769          1,096
  Prepaid expenses and other current assets..........................................           15             29
                                                                                            ------         ------
    Total current assets.............................................................          963          1,325
Property and equipment, net..........................................................          149            289
Intangible assets, net...............................................................           75             56
Other long-term assets...............................................................           11             27
                                                                                            ------         ------
    Total assets.....................................................................    $   1,198      $   1,697
                                                                                            ------         ------
                                                                                            ------         ------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings..............................................................    $     150
  Current portion of long-term debt..................................................           57      $     208
  Current portion of amounts due to stockholders.....................................            9            216
  Accounts payable...................................................................          150            386
  Accrued expenses...................................................................          286            326
  Deferred revenue...................................................................          126             67
  Deferred income taxes..............................................................           16             93
                                                                                            ------         ------
    Total current liabilities........................................................          794          1,296

Long-term debt, net of current portion...............................................           65
Amounts due to stockholders, net of current portion..................................          215
                                                                                            ------         ------
    Total liabilities................................................................        1,074          1,296
                                                                                            ------         ------

Commitments and contingencies (Note 7)

Stockholders' equity:
Common stock, no par value:
  Authorized: 4,000 shares;
  Issued and outstanding: 2,080 shares in 1996, and 2,112 shares in 1997.............          110            578
Deferred stock compensation..........................................................                        (378)
Retained earnings....................................................................           14            201
                                                                                            ------         ------
    Total stockholders' equity.......................................................          124            401
                                                                                            ------         ------
    Total liabilities and stockholders' equity.......................................    $   1,198      $   1,697
                                                                                            ------         ------
                                                                                            ------         ------

   The accompanying notes are an integral part of these financial statements.

                            QUICKSILVER GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                                YEAR ENDED
                                                                                       ----------------------------
                                                                                       DECEMBER 27,   DECEMBER 26,
                                                                                           1996           1997
                                                                                       -------------  -------------
Revenues:
  Services...........................................................................    $   3,532      $   5,910
                                                                                            ------         ------
Cost and expenses:
  Cost of services...................................................................        2,092          3,359
  General and administrative.........................................................        1,322          1,880
  Sales and marketing................................................................          194            305
                                                                                            ------         ------
                                                                                             3,608          5,544
                                                                                            ------         ------
Income (loss) from operations........................................................          (76)           366
Interest expense.....................................................................           36             38
                                                                                            ------         ------
Income (loss) before income taxes....................................................         (112)           328
Income tax expense (benefit).........................................................          (36)           141
                                                                                            ------         ------
Net income (loss)....................................................................    $     (76)     $     187
                                                                                            ------         ------
                                                                                            ------         ------

   The accompanying notes are an integral part of these financial statements.

                            QUICKSILVER GROUP, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

          FOR THE YEARS ENDED DECEMBER 27, 1996 AND DECEMBER 26, 1997

                                 (IN THOUSANDS)

                                                                     COMMON STOCK
                                                               ------------------------  DEFERRED STOCK    RETAINED
                                                                 SHARES       AMOUNT      COMPENSATION     EARNINGS      TOTAL
                                                               -----------  -----------  ---------------  -----------  ---------
Balances, December 28, 1995..................................       2,000    $       5                     $      90   $      95
  Shares issued in business acquisition......................          80          105                                       105
  Net loss...................................................                                                    (76)        (76)
                                                                    -----        -----                         -----   ---------
Balances, December 27, 1996..................................       2,080          110                            14         124
  Shares issued under employee stock purchase plan...........          32           45                                        45
  Deferred stock compensation................................                      423      $    (423)                    --
  Stock compensation expense.................................                                      45                         45
  Net income.................................................                                                    187         187
                                                                    -----        -----          -----          -----   ---------
Balances, December 26, 1997..................................       2,112    $     578      $    (378)     $     201   $     401
                                                                    -----        -----          -----          -----   ---------
                                                                    -----        -----          -----          -----   ---------

   The accompanying notes are an integral part of these financial statements.

                            QUICKSILVER GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                 YEARS ENDED
                                                                                       --------------------------------
                                                                                        DECEMBER 27,     DECEMBER 26,
                                                                                            1996             1997
                                                                                       ---------------  ---------------
Cash flows from operating activities:
  Net income (loss)..................................................................     $     (76)       $     187
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization......................................................            89              183
  Provision for bad debts............................................................                             17
  Stock based compensation expense...................................................                             90
  Deferred taxes.....................................................................           (37)              63
  Changes in operating assets and liabilities:
    Accounts receivable..............................................................          (578)            (344)
    Prepaid expenses and other assets................................................           361              (14)
    Accounts payable and accrued expenses............................................           187              276
    Deferred revenues................................................................            95              (59)
                                                                                              -----            -----
      Net cash provided by operating activities......................................            41              399
                                                                                              -----            -----
Cash flows from investing activities:
  Acquisition of property and equipment..............................................           (14)            (208)
  Acquisition of intangible assets...................................................                            (35)
  Acquisition of other long-term assets..............................................                             (2)
                                                                                              -----            -----
      Net cash used in investing activities..........................................           (14)            (245)
                                                                                              -----            -----
Cash flows from financing activities:
  Payment of capital lease obligation................................................            (7)             (36)
  Payment of notes payable...........................................................           (41)             (75)
  Proceeds from notes payable to bank................................................             7              136
  Payment of short-term borrowings...................................................                           (150)
  Proceeds from short-term borrowings................................................            66
  Payment of amounts due to shareholders.............................................            (5)              (8)
                                                                                              -----            -----
      Net cash provided by (used in) financing activities............................            20             (133)
                                                                                              -----            -----
Net increase in cash and cash equivalents............................................            47               21
Cash and cash equivalents at beginning of year.......................................           132              179
                                                                                              -----            -----
Cash and cash equivalents at end of year.............................................     $     179        $     200
                                                                                              -----            -----
                                                                                              -----            -----
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.............................................................     $      36        $      38
  Cash paid for income taxes.........................................................                      $      33

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Acquisition of property and equipment through capital leases.......................     $      70        $      61
  Common stock issued in connection with acquisition.................................           105
  Common stock-based compensation....................................................                             90

   The accompanying notes are an integral part of these financial statements.

                            QUICKSILVER GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. COMPANY BACKGROUND:

    QuickSilver Group, Inc. (the "Company") is an information technology professional services company. The Company provides solutions for improving customer and technical support to companies in high technology industries throughout the United States. The Company maintains offices in Cupertino, California and Boston, Massachusetts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION:

    The Company's fiscal year end is the 52 or 53 week period ending on the last Friday in December. The years ended December 27, 1996 and December 26, 1997 contain 52 weeks.

    FINANCIAL INSTRUMENTS:

    The amounts reported for cash and cash equivalents, accounts receivable, other assets, accounts payable and accrued liabilities approximate their fair values due to their short maturities.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalent.

    INTANGIBLE ASSETS:

    Intangible assets consists primarily of goodwill and a software license acquired from a third party. Goodwill is the excess of net assets acquired in business combinations over their fair value. Intangible assets are amortized on a straight-line basis over a five-year period. Amortization expense was $19,000 and $54,000 for fiscal years 1996 and 1997, respectively. Amortization expense of $54,000 for fiscal year 1997 included $35,000 resulting from the write-off of a software license originally acquired in 1997.

    PROPERTY AND EQUIPMENT:

    Property and equipment are stated at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the assets which is generally three years. Leasehold improvements and assets under capital leases are amortized over the shorter of the asset's related lease term or estimated useful life. Gains and losses on disposal of property and equipment are recognized in the period the assets are disposed of.

                            QUICKSILVER GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    REVENUE RECOGNITION:

    Revenues from consulting services include systems integration services and training services. Revenues on variable rate contracts are recognized as the services are performed and invoiced. Revenues on fixed rate contracts are deferred and recognized ratably over the contract period in accordance with the performance of the underlying services.

    ADVERTISING:

    The Company expenses advertising costs as they are incurred. Advertising expense for fiscal years 1996 and 1997 approximated $41,000 and $68,000, respectively.

    INCOME TAXES:

    The Company utilizes the asset and liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense represents taxes payable for the current period, plus the net change in the deferred tax assets and liabilities during the period.

    CERTAIN RISKS AND CONCENTRATIONS OF CREDIT RISK:

    The Company markets and sells its services primarily to end-users and to independent software vendors in the software industry. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral. The Company maintains an allowance for doubtful accounts based upon the expected collectability of such receivables. At December 27, 1996, 54% of accounts receivable, were due from four customers. At December 26, 1997, 53% of accounts receivable were due from four customers.

    Four customers accounted for 13%, 13%, 11% and 10% of total revenues in 1996. Three customers accounted for 17%, 14% and 10% of total revenues in 1997.

    STOCK-BASED COMPENSATION:

    The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation," which requires pro forma disclosures in the financial statements as if the measurement provisions of SFAS 123 had been adopted. Compensation cost for stock options granted to non-employees is measured as the fair value of the option at the date of grant. Such compensation costs, if any, are amortized on a straight-line basis over the underlying option vesting terms.

                            QUICKSILVER GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENTS:

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This Statement establishes requirements for disclosure of comprehensive income and becomes effective for the Company for its fiscal year 1999, with reclassification of earlier financial statements for comparative purposes. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments or contributions by shareholders. The Company does not expect this pronouncement to materially impact the Company's results of operations.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting this statement. The disclosures prescribed by SOP 98-1 will be effective for the Company's fiscal year 2000.

3. SELECTED BALANCE SHEET INFORMATION (IN THOUSANDS):

    PROPERTY AND EQUIPMENT:

                                                                    DECEMBER 27,     DECEMBER 26,
                                                                        1996             1997
                                                                   ---------------  ---------------
Computer equipment and purchased software........................     $     239        $     402
Furniture and fixtures...........................................             4               82
Leasehold improvements...........................................             1               15
                                                                          -----            -----
                                                                            244              499
Less accumulated depreciation and amortization...................            95              210
                                                                          -----            -----
                                                                      $     149        $     289
                                                                          -----            -----
                                                                          -----            -----

    Property and equipment includes equipment under capital leases as follows:

    INTANGIBLE ASSETS:

                                                                     DECEMBER 27,       DECEMBER 26,
                                                                         1996               1997
                                                                   -----------------  -----------------
Goodwill.........................................................      $      94          $      94
Less accumulated amortization....................................             19                 38
                                                                             ---                ---
                                                                       $      75          $      56
                                                                             ---                ---
                                                                             ---                ---

                            QUICKSILVER GROUP, INC.

3. SELECTED BALANCE SHEET INFORMATION (IN THOUSANDS): (CONTINUED)
    ACCRUED EXPENSES:

                                                                    DECEMBER 27,     DECEMBER 26,
                                                                        1996             1997
                                                                   ---------------  ---------------
Compensation.....................................................     $     245        $     226
Vacation.........................................................            29               55
Other, including income taxes....................................            12               45
                                                                          -----            -----
                                                                      $     286        $     326
                                                                          -----            -----
                                                                          -----            -----

4. SHORT-TERM BORROWINGS:

    At December 27, 1996, the Company had a line of credit agreement which expired May 11, 1997 and provided for borrowings of up to $150,000 at the bank's prime rate (8.25% at December 27, 1996) plus 2%. The line of credit was collateralized by substantially all of the Company's assets. Under the terms of the line of credit agreement, the Company was required to comply with certain financial and other covenants, including maintaining minimum levels of net profit, net worth ratio and current ratio. At December 27, 1996, the Company was not in compliance with these financial covenants and ratios. At December 27, 1996, $150,000 was outstanding which was repaid during 1997 and the credit agreement was terminated.

    In 1997, the Company obtained a line of credit with another financial institution which expires February 4, 1999. The line of credit provides for borrowings of up to $300,000 and is collateralized by substantially all assets of the Company and is guaranteed by two stockholders. The line bears interest at the bank's prime rate (8.5% at December 26, 1997) plus 0.75%. The Company is required to comply with certain financial and other covenants, including maintaining minimum levels of tangible net worth, a quick ratio, a debt service ratio and a liquidity ratio. At December 26, 1997, the Company was not in compliance with these financial covenants and ratios. However, at December 26, 1997, no amounts were outstanding under this credit agreement.

5. LONG-TERM DEBT:

    Long-term debt consists of the following (IN THOUSANDS):

                                                                    DECEMBER 27,     DECEMBER 26,
                                                                        1996             1997
                                                                   ---------------  ---------------
Notes payable to bank............................................     $      60        $     120
Capital lease obligations........................................            62               88
                                                                            ---            -----
                                                                            122              208
Less current portion.............................................           (57)            (208)
                                                                            ---            -----
                                                                      $      65        $  --
                                                                            ---            -----
                                                                            ---            -----

    At December 27, 1996, the Company had a $60,000 note payable to a bank, collateralized by substantially all of the Company's assets and guaranteed by two shareholders. The note was due September 1998 and bore interest at the bank's prime rate (8.25% at December 27, 1996) plus 2.75%. This note was repaid during 1997.

                            QUICKSILVER GROUP, INC.

5. LONG-TERM DEBT (CONTINUED)

    At December 26, 1997, the Company had two notes payable to a bank, bearing interest at the bank's prime rate (8.5% at December 26, 1997) plus 1.5%. The notes are collateralized by substantially all of the Company's assets and are guaranteed by two shareholders. At December 26, 1997, the amounts outstanding are $84,000 and $36,000, respectively. The notes are payable in monthly installments with the final payment due in June 1999 and March 2000, respectively. The Company is required to comply with certain financial and other covenants, including maintaining certain tangible net worth, quick ratio and minimum debt service ratio. At December 26, 1997, the Company is not in compliance with these financial covenants and, accordingly, all amounts have been included in current liabilities.

    In January 1996, the Company entered into a master lease agreement with a leasing company to finance the acquisition of computer equipment. Under the terms of the agreement, each draw against the master lease is considered a separate lease with the terms established at the time of the draw. The Company has acquired certain office and computer equipment under capital leases in accordance with the master lease agreement expiring at various dates through 2000. The capital leases, which bear interest in the range of 9.59% to 20.21%, are collateralized by the related assets. As of December 26, 1997, future minimum payments under the notes payable and capital lease obligations are as follows (IN THOUSANDS):

                                                                        NOTES       CAPITAL
FISCAL YEAR                                                            PAYABLE      LEASES       TOTAL
-------------------------------------------------------------------  -----------  -----------  ---------
1998...............................................................   $      75    $      57   $     132
1999...............................................................          51           39          90
2000...............................................................           5            6          11
                                                                            ---          ---   ---------
Total future principal and minimum lease payments..................         131          102         233
Less amount representing interest..................................         (11)         (14)        (25)
                                                                            ---          ---   ---------
Present value of minimum payments..................................         120           88         208
                                                                            ---          ---   ---------
                                                                            ---          ---   ---------

6. AMOUNTS DUE TO STOCKHOLDERS:

    Amounts due to stockholders consist of the following:

                                                                    DECEMBER 27,    DECEMBER 26,
                                                                        1996            1997
                                                                   ---------------  -------------
Notes payable....................................................     $      67       $      59
Deferred compensation............................................           157             157
                                                                          -----           -----
                                                                            224             216
Less current portion.............................................            (9)           (216)
                                                                          -----           -----
                                                                      $     215       $  --
                                                                          -----           -----
                                                                          -----           -----

    The notes payable to stockholders bear interest at 10% and are due November 1998.

    The deferred compensation balance represents compensation and profit-sharing owed to the Company's founders in connection with services performed in 1994 and 1995. The balance is non-interest bearing and is subordinate to all other borrowings. The deferred compensation balance was converted to common stock subsequent to December 26, 1997.

                            QUICKSILVER GROUP, INC.

7. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES:

    The Company leases certain facilities and automobiles under noncancelable operating leases expiring through 2001. Under the terms of the leases, the Company is responsible to pay for its share of any increases in common area expenses.

    At December 26, 1997, future minimum lease payments are as follows (IN THOUSANDS):

FISCAL YEAR
--------------------------------------------------------------------------------------
1998..................................................................................  $     158
1999..................................................................................         13
2000..................................................................................         13
2001..................................................................................         12
                                                                                        ---------
Total future minimum lease payments...................................................  $     196
                                                                                        ---------
                                                                                        ---------

    Rent expense was approximately $100,000 and $144,000 for fiscal years 1996 and 1997, respectively.

    LICENSE AGREEMENT:

    In August 1997, the Company entered into an agreement with Montreaux Services, Inc. (Montreaux) whereby the Company was granted a perpetual, exclusive right and license to use all of the proprietary information and trade secrets belonging to Montreaux. Under the terms of the agreement, the Company was required to pay a fixed licensing fee to Montreaux of $70,000 payable in six equal monthly installments commencing September 1, 1997. In fiscal 1997, the Company made three payments totaling $35,000 prior to verbally terminating the agreement with Montreaux's principals. The Company expects to enter into a formal termination agreement with Montreaux eliminating any further obligations by either party under this arrangement.

8. ACQUISITION:

    On January 2, 1996, the Company acquired certain assets from C.D. Lewis and Associates Ltd. in exchange for 80,000 shares of The Quicksilver Group, Inc. common stock (valued at $105,000). The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to the acquired assets based upon their relative fair values. The acquisition also generated $94,000 of goodwill which is being amortized over a period of five years, in accordance with the Company's accounting policies.

9. STOCK SPLIT:

    On August 21, 1997, the Board of Directors authorized a four-for-one stock split effective September 1, 1997 for the stockholders of record on July 31, 1997.

    All share data in the accompanying financial statements, including stock option and stock purchase plan information, has been restated to give retroactive recognition to the stock split for all periods presented.

                            QUICKSILVER GROUP, INC.

10. SHAREHOLDERS' EQUITY:

    1995 STOCK APPRECIATION RIGHTS PLAN:

    In May 1995, the Company adopted the QSG Stock Appreciation Rights ("SAR") Plan. The plan provided for the granting of SARs which permit the holders to receive the excess of the fair value per share of common stock on the date a SAR is exercised over the beginning fair value. Under this plan, the Board of Directors may grant SARs at the fair value of the Company's common stock, as determined by the Board of Directors, at the grant date. SARs granted under the plan have a term of ten years and generally become exercisable with respect to 25% of the shares on the first anniversary of the vesting commencement date and thereafter at the rate of 25% of the shares per year. At December 27, 1996, 302,000 shares were outstanding. During 1996, a pre-tax charge of $23,019 was incurred related to SARs due to an increase in the value of the Company's stock and the increased number of outstanding SARs. During 1997, 169,200 SARs were issued to employees. In July 1997, the Company terminated the 1995 Stock Appreciation Rights Plan and adopted the 1997 Stock Option Plan ("the Plan"). All SARs outstanding were terminated during fiscal 1997 and reissued as stock option grants under the Plan. As discussed below, these stock options were granted with exercise prices less than fair value.

    1997 STOCK OPTION PLAN:

    At December 26, 1997, the Company had reserved 500,000 shares of common stock for issuance under it's Stock Option Plan. Under the Plan, the Board of Directors may award options to employees, directors and consultants of the Company. Incentive stock options may be granted at prices not less than 85% of the value of the Company's common stock at the date of grant, as determined by the Board of Directors. Options granted under the 1997 Stock Option Plan have a term of ten years and become exercisable at least 20% per year over five years from the date the options are granted. As discussed below, stock options granted during 1997 were granted with exercise prices less than fair value.

    Activity under the Company's stock option plan is set forth below:

                                                                   OUTSTANDING OPTIONS
                                                         ---------------------------------------
                                                                        WEIGHTED
                                              SHARES       NUMBER        AVERAGE
                                             AVAILABLE       OF      EXERCISE PRICE   AGGREGATE
                                             FOR GRANT     SHARES       PER SHARE       PRICE
                                            -----------  ----------  ---------------  ----------
Shares reserved...........................      500,000
Options granted...........................     (477,200)    477,200     $    1.26     $  602,800
Options canceled..........................       27,000     (27,000)    $    1.67        (45,100)
                                            -----------  ----------         -----     ----------
Balances, December 26, 1997...............       49,800     450,200     $    1.24     $  557,700
                                            -----------  ----------         -----     ----------
                                            -----------  ----------         -----     ----------

                            QUICKSILVER GROUP, INC.

10. SHAREHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes information about stock options outstanding at December 26, 1997:

                                              OPTIONS OUTSTANDING                OPTIONS VESTED
                                     -------------------------------------  ------------------------
                                                   WEIGHTED-    WEIGHTED-                 WEIGHTED-
                                                    AVERAGE      AVERAGE                   AVERAGE
                                       NUMBER     CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
EXERCISE PRICE                        OF SHARES      LIFE         PRICE      OF SHARES      PRICE
-----------------------------------  -----------  -----------  -----------  -----------  -----------
$0.43 - $0.63......................     154,000    9.75 years   $    0.53       54,500    $    0.53
$1.00 - $1.25......................     149,200    9.75 years        1.16       13,000         1.00
$2.25..............................     147,000    9.78 years        2.25       --           --
                                     -----------                            -----------
$0.43 - $2.25......................     450,200    9.76 years   $    1.31       67,500    $    0.62
                                     -----------                            -----------
                                     -----------                            -----------

    DEFERRED STOCK COMPENSATION:

    The stock options issued to employees under the 1997 Stock Option Plan were made at exercise prices below the estimated market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded deferred compensation for the difference between the exercise price of the stock options and the fair value of the Company's stock at the date of grant. This deferred compensation is amortized to expense over the period during which the options become exercisable, generally over periods up to four years. At December 26, 1997, the Company recorded deferred compensation related to these options in the total amount of $423,250, of which $45,477 was amortized to expense during fiscal 1997.

    EMPLOYEE STOCK PURCHASE PLAN:

    During 1996, the Company adopted an Employee Stock Purchase Agreement (the Agreement) under which 60,000 shares of common stock have been reserved for issuance. The Agreement allows employees to receive a portion of their bi-annual profit sharing payments in common stock. Employees can elect to take their profit-sharing contribution in the form of cash, stock or a combination of cash and stock. Under the Agreement, 31,596 shares of common stock with an estimated market value of $45,000 were issued in fiscal year 1997.

    PRO FORMA STOCK COMPENSATION:

    Had compensation cost been determined based on the fair value at the grant date for awards 1997 consistent with the provisions of SFAS 123, the Company's net income for the year ended December 1997 would have been as follows (IN THOUSANDS):

                                                                                          1997
                                                                                        ---------
Net income--as reported...............................................................  $     187
                                                                                        ---------
Net income--pro forma.................................................................  $     180
                                                                                        ---------
                                                                                        ---------

    Such pro forma disclosures may not be representative of future pro-forma compensation cost because options vest over several years and additional grants are made each year.

                            QUICKSILVER GROUP, INC.

10. SHAREHOLDERS' EQUITY: (CONTINUED)

    In accordance with the provisions of SFAS 123, the fair value of each option is estimated using the minimum value option pricing method allowable for non-public companies and using the following assumptions for option grants during fiscal year 1997; dividend yield of 0%, risk-free interest rates of between 5.72% to 5.98% at the date of grant, and an expected term of periods up to four years.

    Of the options granted during fiscal year 1997, options to purchase 147,000 shares of the Company's common stock, with a weighted-average exercise price of $2.25 per share and a weighted-average fair value of $0.15 per share, were granted with exercise prices equal to the estimated fair value at the date of grant; 303,200 options with a weighted-average exercise price of $0.85 and a weighted-average fair value of $0.09 per share were granted with an exercise price below the estimated fair value at the date of grant.

11. INCOME TAXES:

    The provision for (benefit from) income taxes consists of the following (IN THOUSANDS):

                                                                          FEDERAL       STATE       TOTAL
                                                                        -----------     -----     ---------
1997:
  Current.............................................................   $      53    $      25   $      78
  Deferred............................................................          48           15          63
                                                                             -----          ---   ---------
                                                                         $     101    $      40   $     141
                                                                             -----          ---   ---------
                                                                             -----          ---   ---------
1996:
  Current.............................................................   $  --        $       1   $       1
  Deferred............................................................         (29)          (8)        (37)
                                                                             -----          ---   ---------
                                                                         $     (29)   $      (7)  $     (36)
                                                                             -----          ---   ---------
                                                                             -----          ---   ---------

    The components of the net deferred tax liabilities are as follows (IN THOUSANDS):

                                                                    DECEMBER 27,     DECEMBER 26,
                                                                        1996             1997
                                                                   ---------------  ---------------
Deferred tax assets:
  Depreciation and amortization expense..........................     $       3        $      15
  Net operating loss carryforwards...............................             9           --
  State taxes....................................................             1                9
                                                                          -----            -----
    Gross deferred tax assets....................................            13               24
                                                                          -----            -----
Deferred tax liabilities
  Accrual to cash conversion.....................................           (27)            (101)
                                                                          -----            -----
    Net deferred tax liabilities.................................     $     (14)       $     (77)
                                                                          -----            -----
                                                                          -----            -----

    As of December 27, 1996, the Company has net operating loss (NOL) carryforwards of approximately $23,000 for federal income tax purposes to reduce future taxable income. These carryforwards expire at various dates through 2011 if not utilized. In addition, the Company has NOL carryforwards for state purposes of approximately $12,000 to reduce future taxable income. These carryforwards expire at various dates through 2011 if not utilized. The Company utilized all NOL carryforwards in fiscal 1997.

                            QUICKSILVER GROUP, INC.

11. INCOME TAXES: (CONTINUED)
    The Company's ability to use its net operating loss carryforwards and credits to offset future taxable income is subject to restrictions attributable to equity transactions that result in changes in ownership as defined by the Internal Revenue Code.

    The Company's effective tax rate differs from the U.S. federal statutory tax rate as follows:

                                                                    DECEMBER 27,    DECEMBER 26,
                                                                        1996            1997
                                                                   ---------------  -------------
Federal statutory tax rate.......................................         (34.0)%          34.0%
State taxes, net of federal tax benefit..........................           5.0             8.1
Non-deductible expenses and other................................          (3.1)            0.8
                                                                          -----          ------
                                                                          (32.1)%          42.9%
                                                                          -----          ------
                                                                          -----          ------

12. EMPLOYEE BENEFIT PLANS:

    The Company maintains the QuickSilver Group, Inc. 401(k) Savings Plan for all of its U.S. employees. Employees are immediately eligible to participate in the Plan and may voluntarily contribute up to 15% of their annual compensation. Under the Plan the Company may make discretionary matching contributions. The Company has not made any contributions to the Plan as of December 26, 1997.

13. SUBSEQUENT EVENTS:

    On February 20, 1998, the Company entered into a note payable agreement to borrow $2,000,000 from a lender. The note bears interest at 13% and matures February 2003. In addition, the Company issued warrants to purchase 9% of the Company's fully diluted common stock. The warrants are exercisable beginning in February 2001 and expire at maturity or when the loan is repaid. The note is collateralized by an interest in substantially all of the Company's assets and is subordinated to all other debt.

    On March 6, 1998, the Company expanded its office space in Cupertino, California and amended its existing lease agreement. The lease amendment is effective May 1, 1998 for a term of 3 years with monthly lease payments of $17,430.

    On March 23, 1998, the Company entered into a lease agreement for additional office space in Burlington, Massachusetts. The lease commences May 1, 1998 for a term of five years with average monthly lease payments of $9,362.

    In June 1998, the Company modified the terms of a stock option purchase agreement with a director of the Company to fully vest the 24,000 options held by such director, resulting in approximately $16,200 of compensation expense.

    On July 6, 1998, the Board of Directors approved the conversion of the deferred compensation balances due to shareholders to common stock. In connection with the conversion, 37,396 shares of common stock were issued to the two founders of the Company in relief of the outstanding liability of $157,000 at December 26, 1997.

    On June 12, 1998, the Company signed a letter of intent to merge with Racotek, Inc. Racotek, Inc. provides enterprise customer management system integration services to clients throughout the United States. The parties closed a definitive merger agreement effective September 22, 1998.

    (b) Pro Forma Financial Information

                             ZAMBA AND QUICKSILVER
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The accompanying unaudited pro forma condensed financial statements give effect to the merger of Zamba Corporation (f/k/a Racotek, Inc.) and QuickSilver Group, Inc., a California corporation, ("QuickSilver"), using the purchase method of accounting. The unaudited pro forma condensed financial statements are derived from and should be read in conjunction with Zamba Corporation's (Zamba) historical financial statements provided in Zamba's most recent reports on Form 10-K and Form 10-Q, and QuickSilver's financial statements which are included in
Item 7(a) of this Form 8-K, and in the notes hereto. The unaudited pro forma condensed balance sheet combines Zamba's June 30, 1998 unaudited condensed balance sheet with QuickSilver's June 30, 1998 unaudited condensed balance sheet. The unaudited pro forma condensed statements of operations combine Zamba's historical condensed statements of operations for fiscal year 1997 and the unaudited six-month period ended June 30, 1998 with the corresponding QuickSilver historical condensed statements of operations for fiscal year 1997 and the six-month period ended June 30, 1998, respectively. The pro forma adjustments have been applied to the financial information derived from the financial statements of Zamba and QuickSilver to account for the merger as a purchase; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement.

    The unaudited pro forma condensed financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of QuickSilver based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed financial statements after certain decisions are made, and after certain procedures to be performed after the closing of the merger are completed. In the opinion of Zamba, all adjustments necessary to present fairly such unaudited pro forma condensed financial statements have been made based on the proposed terms and structure of the merger.

    The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

         ZAMBA CORPORATION (F/K/A RACOTEK, INC.) AND QUICKSILVER GROUP

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                            FOR THE FISCAL YEAR 1997

                                  (UNAUDITED)

                                                              ZAMBA     THE QUICKSILVER
(IN THOUSANDS, EXCEPT PER SHARE DATA)                      CORPORATION       GROUP       ADJUSTMENTS      PRO FORMA
                                                           -----------  ---------------  -----------     -----------
Net revenues:
  Services...............................................   $   4,744      $   5,910                     $   10,654
  Products...............................................         876         --                                876
                                                           -----------        ------                     -----------
                                                                5,620          5,910                         11,530
Costs and expenses:
  Cost of services.......................................       4,227          3,359                          7,586
  Cost of products.......................................       1,266         --                              1,266
  Research and development...............................       3,286         --                              3,286
  Sales and marketing....................................       4,149            305                          4,454
  General and administrative.............................       2,463          1,880            867(A)        5,337
                                                                                                127(B)
                                                           -----------        ------     -----------     -----------
Income (loss) from operations............................      (9,771)           366           (994)        (10,399)
Other, net...............................................         427            (38)          (151)(C)         202
                                                                                                (36)(D)
                                                           -----------        ------     -----------     -----------
Income (loss) before provision for income taxes..........      (9,344)           328         (1,181)        (10,197)
Provision for income taxes...............................      --                141           (141)(E)      --
                                                           -----------        ------     -----------     -----------
                                                            $  (9,344)     $     187      $  (1,040)     $  (10,197)
                                                           -----------        ------     -----------     -----------
                                                           -----------        ------     -----------     -----------
Net loss per share--basic and diluted....................   $   (0.37)                                   $    (0.37)
                                                           -----------                                   -----------
                                                           -----------                                   -----------
Weighted average common shares outstanding...............      24,932                         2,338(F)       27,270
                                                           -----------                   -----------     -----------
                                                           -----------                   -----------     -----------

The accompanying notes are an integral part of the pro forma condensed financial statements.

(A) Represents the amortization of estimated fair value of identifiable intangible assets (assembled workforce) on a straight-line basis over 4 years and goodwill on a straight-line basis over 10 years.

(B) Represents increased compensation expense resulting from changes to the executive compensation agreements for the principals of QuickSilver made in connection with the acquisition. These changes adjust compensation arrangements for the former principals of QuickSilver to be consistent with those comparable Zamba employees.

(C) Represents additional interest expense associated with the notes payable issued to the stockholders of QuickSilver.

(D) Represents the estimated decrease in interest income resulting from the decrease in cash and cash equivalents due to the use of cash to acquire QuickSilver.

(E) Represents the QuickSilver income tax provision which would not have been recognized due to Zamba's net operating losses since inception.

(F) Represents additional weighted average common shares outstanding as a result of common shares issued to the stockholders of QuickSilver.

         ZAMBA CORPORATION (F/K/A RACOTEK, INC.) AND QUICKSILVER GROUP

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1998

                                  (UNAUDITED)

                                                               ZAMBA     THE QUICKSILVER
(IN THOUSANDS, EXCEPT PER SHARE DATA)                       CORPORATION       GROUP        ADJUSTMENTS       PRO FORMA
                                                            -----------  ---------------  -------------     -----------
Net revenues:
  Services................................................   $   2,719      $   3,919                       $    6,638
  Products................................................          95         --                                   95
                                                            -----------        ------                       -----------
                                                                 2,814          3,919                            6,733
Costs and expenses:
  Cost of services........................................       1,462          2,535                            3,997
  Cost of products........................................          16         --                                   16
  Research and development................................         905         --                                  905
  Sales and marketing.....................................       1,057            379                            1,436
  General and administrative..............................         491          1,477             433(A)         2,465
                                                                                                   64(B)
                                                            -----------        ------          ------       -----------
Loss from operations......................................      (1,117)          (472)           (497)          (2,086)
Other, net................................................         132           (272)            (76)(C)         (234)
                                                                                                  (18)(D)
                                                            -----------        ------          ------       -----------
Loss before benefit for income taxes......................        (985)          (744)           (591)          (2,320)
Benefit for income taxes..................................                       (222)            222(E)        --
                                                            -----------        ------          ------       -----------
Net loss..................................................   $    (985)     $    (522)      $    (813)      $   (2,320)
                                                            -----------        ------          ------       -----------
                                                            -----------        ------          ------       -----------
Net loss per share--basic and diluted.....................   ($   0.04)                                     ($    0.08)
                                                            -----------                                     -----------
                                                            -----------                                     -----------
Weighted average common shares outstanding................      25,025                          2,338(F)        27,363
                                                            -----------                        ------       -----------
                                                            -----------                        ------       -----------

------------------------

(A) Represents the amortization of estimated fair value of identifiable intangible assets (assembled workforce) on a straight-line basis over 4 years and goodwill on a straight-line basis over 10 years.

(B) Represents increased compensation expense resulting from changes to the executive compensation agreements for the principals of QuickSilver made in connection with the acquisition. These changes adjust compensation arrangements for the former principals of QuickSilver to be consistent with those of comparable Zamba employees.

(C) Represents additional interest expense associated with the notes payable issued to the stockholders of QuickSilver.

(D) Represents the estimated decrease in interest income resulting from the decrease in cash and cash equivalents due to the use of cash to acquire QuickSilver.

(E) Represents the QuickSilver income tax benefit which would not have been recognized due to Zamba's net operating losses since inception.

(F) Represents additional weighted average common shares outstanding as a result of common shares issued to the stockholders of QuickSilver.

         ZAMBA CORPORATION (F/K/A RACOTEK, INC.) AND QUICKSILVER GROUP

                       PRO FORMA CONDENSED BALANCE SHEET

                              AS OF JUNE 30, 1998

                                  (UNAUDITED)

                                                              ZAMBA     THE QUICKSILVER
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)           CORPORATION       GROUP       ADJUSTMENTS      PRO FORMA
                                                           -----------  ---------------  -----------     -----------
                                                       ASSETS
Current assets:
  Cash and cash equivalents..............................   $   3,145      $   1,898      ($    800)(A)  $    4,243
  Short-term investments.................................       1,002         --                              1,002
  Accounts receivable, net...............................         678          1,089                          1,767
  Prepaid expenses and other current assets..............         110             90                            200
                                                           -----------        ------     -----------     -----------
      Total current assets...............................       4,935          3,077           (800)          7,212
Property and equipment, net..............................         578            445                          1,023
Restricted cash..........................................         355         --                                355
Intangible assets and goodwill...........................      --                 47          7,615(A)        7,662
Other long-term assets...................................          27             91                            118
                                                           -----------        ------     -----------     -----------
      Total assets.......................................   $   5,895      $   3,660      $   6,815      $   16,370
                                                           -----------        ------     -----------     -----------
                                                           -----------        ------     -----------     -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..................................                  $     104                     $      104
  Current portion of long-term debt......................                         44                             44
  Accounts payable.......................................   $      81            318                            399
  Accrued expenses.......................................         387            698                          1,085
  Current portion of amounts due to shareholders.........      --                  4                              4
  Deferred income taxes..................................      --                 91                             91
  Deferred revenue.......................................           1            137                            138
                                                           -----------        ------     -----------     -----------
      Total current liabilities..........................         469          1,396                          1,865
                                                           -----------        ------     -----------     -----------
Long-term debt, less current portion.....................      --              1,420          2,162(A)        4,136
                                                                                                554(C)
Amounts due to shareholders..............................      --                159                            159
                                                           -----------        ------     -----------     -----------
      Total long-term liabilities........................      --              1,579          2,716           4,295
                                                           -----------        ------     -----------     -----------
      Total liabilities..................................         469          2,975          2,716           6,160
                                                           -----------        ------     -----------     -----------
Stockholders' equity:
  Common stock--Zamba....................................         251         --                 23(A)          274
  Common stock--QuickSilver..............................      --              1,383         (1,383)(B)      --
  Additional paid-in capital--Zamba......................      71,398         --              4,761(A)       76,159
  Deferred stock compensation............................                       (370)           370(B)
  Accumulated deficit--Zamba.............................     (66,073)        --                            (66,073)
  Accumulated deficit--QuickSilver.......................      --               (328)           328(B)       --
  Promissory note receivable from stockholder............        (150)        --                               (150)
                                                           -----------        ------     -----------     -----------
      Total stockholders' equity.........................       5,426            685          4,099          10,210
                                                           -----------        ------     -----------     -----------
      Total liabilities and stockholders' equity.........   $   5,895      $   3,660      $   6,815      $   16,370
                                                           -----------        ------     -----------     -----------
                                                           -----------        ------     -----------     -----------

The accompanying notes are an integral part of the pro forma condensed financial statements.

         ZAMBA CORPORATION (F/K/A RACOTEK, INC.) AND QUICKSILVER GROUP

       NOTES TO THE PRO FORMA CONDENSED BALANCE SHEET AS OF JUNE 30, 1998

(A) The Pro Forma Financial Statements assume a purchase price of $7,746 which consists of the following:

Issuance of 2,337,992 restricted common shares......................  $   3,397
Issuance of convertible promissory notes............................      2,162
Issuance of stock options with exercise prices below market value...        506
Issuance of warrant with exercise price below market value..........        881
Cash paid, including transaction costs..............................        800
                                                                      ---------
                                                                      $   7,746
                                                                      ---------
                                                                      ---------

        The purchase price will increase by $257 if the stock options granted to former QuickSilver employees vest. At the time of vesting, the purchase price increase will be reflected as an increase in additional paid-in capital and goodwill. The above purchase price computation assumes a fair value of $1.45 per share of common stock, which reflects a 25% discount, due to restrictions on the trading of these shares.

(B) To eliminate the QuickSilver Group's historical equity.

(C) To increase the carrying value of the QuickSilver debt to its estimated fair value.

    (c) Exhibits

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
  EXHIBIT NO.    DESCRIPTION
---------------  -----------------------------------------------------------------------------------------------------
           2     Agreement and Plan of Merger and Reorganization dated as of July 6, 1998, among Zamba Corporation, a
                 Delaware corporation, Quicksilver Acquisition Corp., a California corporation and QuickSilver Group,
                 Inc., a California corporation, and Certain Designated Shareholders with Exhibit A only. (Omitted exhibits shall be furnished to the Commission upon request).

           3     Addendum to the Agreement and Plan of Merger and Reorganization among Zamba Corporation, a Delaware corporation, Quicksilver Acquisition Corp., a California corporation and QuickSilver Group, Inc., a
                 California corporation , and Certain Designated Shareholders, dated as of September 2, 1998.

           4     Certificate of Ownership and Merger, Merging Zamba Corporation, a Delaware corporation into Racotek,
                 Inc., a Delaware corporation, dated October 5, 1998.

           5     Series A Preferred Stock Purchase Agreement by and between NetNext, Inc., a Delaware corporation and
                 Zamba Corporation, a Delaware corporation, dated as of September 21, 1998.

           6     Series B Preferred Stock Purchase Agreement by and between NextNet, Inc., a Delaware corporation and certain designated investors, dated as of September 21, 1998.

           7     Investors' Rights Agreement by and among NextNet, Inc., a Delaware corporation, Zamba Corporation, a
                 Delaware corporation, certain designated investors, and Isaac Shpantzer, Vladi Kelman, and Beverly
                 Waldorf, dated as of September 21, 1998.

           8     Right of First Refusal Agreement by and among Zamba Corporation, NextNet, Inc., a Delaware corporation and certain holders of Series B Preferred Stock of NextNet, Inc., dated as of September
                 21, 1998.

           9     Voting Agreement by and among NextNet, Inc., a Delaware corporation, Zamba Corporation, a Delaware corporation, Isaac Shpantzer, Vladi Kelman, Beverly Waldorf, Eric Dunn, Stuart Froelich, Kerry Shore
                 and Tony Klein, and certain designated holders of shares of Series B Preferred Stock, dated as of
                 September 21, 1998.

          99     Press Release dated September 23, 1998.
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                                       24

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                ZAMBA CORPORATION

                                By:           /s/ MICHAEL A. FABIASCHI
                                     -----------------------------------------
                                                Michael A. Fabiaschi
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER AND
Dated: October 7, 1998                     ACTING CHIEF FINANCIAL OFFICER

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